                                                                    Exhibit 23.2

Consent of Mantyla McReynolds LLC
Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Information Statement/Prospectus constituting a part of this Registration Statement on Form S-4 for the registration of 51,250,000 shares of common stock, of our report dated January 31, 2006, relating to the consolidated balance sheet of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.) [a development stage company] as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity/(deficit), and cash flows for the year ended December 31, 2005.

We also consent to the reference to us under the caption "Experts" in the Information Statement/Prospectus.

                                           /s/ Mantyla McReynolds LLC

Salt Lake City, Utah
October 12, 2007